Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of CorMedix Inc. of our report dated March 11, 2011, on our audits of the financial statements of CorMedix Inc. as of December 31, 2010 and 2009, and for the years then ended, and for the period from July 28, 2006 (Inception) to December 31, 2010, which report appears in the Annual Report on Form 10-K of CorMedix Inc. for the year ended December 31, 2010.  We also consent to the reference to our Firm under the caption “Experts”.

/s/ J. H. Cohn LLP

Roseland, New Jersey
August 18, 2011